Exhibit 99.1

FOR IMMEDIATE RELEASE

RVL Pharmaceuticals plc Reports Fourth Quarter and Full Year 2021 Financial Results;
Provides Preliminary First Quarter 2022 UPNEEQ® Revenue Estimate and Business Update

Fourth quarter 2021 UPNEEQ product sales of $3.1 million, representing 39% growth over third quarter sales

Fourth quarter and full year 2021 total revenues of $2.9 million and $17.5 million, respectively

Full national launch of UPNEEQ into medical aesthetics market in February 2022

First quarter 2022 UPNEEQ product sales expected to be in the range of $5.5 to 6.0 million

Fourth quarter 2022 UPNEEQ revenue guidance of $20.0 to 25.0 million reaffirmed

Received $5 million from contingent milestones related to divestiture of the legacy business with additional $15.5 million expected from amendment of UPNEEQ License Agreement

BRIDGEWATER, NJ, March 30, 2022 – RVL Pharmaceuticals plc (Nasdaq: RVLP) (“RVL” or the “Company”), a specialty pharmaceutical company, today announced financial results and business highlights for the three months and full year ended December 31, 2021.

“It’s an exciting time at RVL Pharmaceuticals. In 2021, we executed our strategy to focus on ocular medicine and periocular rejuvenation. We divested our legacy business, fully repaid our term loans, and closed new debt and equity financings, all as we expanded the launch of UPNEEQ. Last year we built the market for UPNEEQ in eyecare, establishing a safety and efficacy foundation for UPNEEQ within the eyecare community,” stated Brian Markison, Chief Executive Officer of RVL Pharmaceuticals plc.

“UPNEEQ is the first and only FDA-approved ophthalmic solution for blepharoptosis, more commonly known as droopy eyelid. We grew UPNEEQ month over month last year, as we continued to add new prescribers. In September we successfully field tested and initiated our Direct Dispense program, which was followed by the roll-out of our virtual inventory model for practitioners in states that do not permit direct physician dispensing.

“All of these steps led to the UPNEEQ launch into medical aesthetics in February of this year. With a strong start to 2022, we expect first quarter UPNEEQ product sales to range between $5.5 and 6.0 million, and we are reaffirming our fourth quarter 2022 revenue guidance of $20 to 25 million in UPNEEQ sales.

“I am also pleased to announce that we completed an amendment to our license agreement with Santen Pharmaceutical Co., Ltd., which expands our partnership to additional ex-U.S. territories and allows Santen to buy out upcoming regulatory approval milestone payments. The amendment, together with contingent milestone payments we received from the divestiture of our legacy business, is expected to raise approximately $20 million in non-dilutive funding for the Company,” concluded Markison.

Fourth Quarter 2021 Financial Highlights

Financial results for the Company’s legacy business are reported as discontinued operations in the Company’s financial statements.

•	Fourth quarter 2021 UPNEEQ net sales grew by approximately 39% to $3.1 million compared to the third quarter 2021.

•	Fourth quarter 2021 UPNEEQ unit volume grew by approximately 49% over third quarter 2021.

•	Fourth quarter total revenues were $2.9 million, up 30% over the third quarter of 2021.

•	The number of cumulative unique pharmacy paid prescriptions at year-end 2021 was approximately 10,500, an increase of approximately 30% compared to approximately 8,100 the end of the third quarter of 2021.

•	At year-end 2021, approximately 1,000 eye care providers were participating in our Direct Dispense program initiated in September 2021.

•	At year-end 2021, optometrists accounted for approximately 62% of UPNEEQ’s prescriber base, with ophthalmologists representing approximately 38%.

•	Net loss from continuing operations was $19.7 million, compared to a net loss from continuing operations of $51.8 million in the fourth quarter of 2020.

•	Fourth quarter 2021 Adjusted EBITDA[1] loss was $15.2 million, compared to Adjusted EBITDA loss of $18.0 million in the fourth quarter of 2020.

•	Cash and cash equivalents were $40.4 million, and total debt and financing obligations were an aggregate principal amount of $57.4 million as of December 31, 2021.

Fourth Quarter 2021 Financial Results

Net product sales increased approximately $2.2 million to $3.1 million for the three months ended December 31, 2021, compared to $0.9 million for the three months ended December 31, 2020. The increase was primarily attributable to an increase in sales of UPNEEQ, partially offset by a decrease in product sales of Osmolex, reflecting the divestiture of the product in January 2021.

1 Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is more fully described and reconciled from net loss from continuing operations determined under U.S. generally accepted accounting principles (“GAAP”) in “Presentation of Non-GAAP Measures” and the attached table “RVL Pharmaceuticals plc GAAP to Non-GAAP Reconciliations.”

Total revenues increased approximately $1.8 million to $2.9 million for the three months ended December 31, 2021, compared to $1.1 million for the three months ended December 31, 2020, primarily due to the increase in sales of UPNEEQ, which was commercially launched in September 2020, partially offset by a true-up of accrued royalties during the 2021 fourth quarter.

Total cost of goods sold decreased $0.4 million to $1.1 million in the fourth quarter of 2021 compared to $1.5 million for the three months ended December 31, 2020, primarily driven by lower UPNEEQ samples during the 2021 period.

Selling, general and administrative expenses increased $4.9 million to $23.7 million in the fourth quarter of 2021, compared to $18.8 million in the fourth quarter of 2020. The increase primarily reflects a salesforce expansion during 2021, higher marketing expenses associated with the launch of UPNEEQ, and $3.3 million debt and equity issuance costs incurred in connection with the issuance of new debt and equity in the fourth quarter of 2021.

Research and development expenses decreased $3.0 million to $1.1 million in the fourth quarter of 2021, compared to $4.1 million in the fourth quarter of 2020, primarily reflecting lower spending on arbaclofen extended-release (ER) tablets and lower headcount costs.

Impairment of intangible assets was $28.9 million in the 2020 fourth quarter period, attributable to a write-down to fair value of our arbaclofen indefinite-lived in-process research and development asset, due to a delay in the anticipated launch of the product candidate.

Total other non-operating activities were a source of net income of $3.3 million in the 2021 period, largely reflecting a gain from the change in fair value of our warrant liability of $5.6 million, partially offset by interest expense and amortization of debt discount and a loss from the change in fair value of our debt in the fourth quarter of 2021.

Net loss from continuing operations for the fourth quarter of 2021 was $19.7 million, compared to a net loss from continuing operations of $51.8 million in the fourth quarter of 2020.

Adjusted EBITDA loss for the fourth quarter of 2021 was $15.2 million, compared to Adjusted EBITDA loss of $18.0 million for the fourth quarter of 2020. See “Presentation of Non-GAAP Financial Measures” below.

Full-Year 2021 Financial Highlights

•	UPNEEQ net product sales were $7.5 million, an increase of $7.0 million over full year 2020.

•	Total revenues were $17.5 million, down $10.3 million, or 37.0%, year-over-year.

•	Net loss from continuing operations was $82.8 million, compared to a $89.0 million net loss from continuing operations in 2020. Adjusted EBITDA loss was $60.7 million, compared to $42.5 million Adjusted EBITDA loss in the prior year period. See “Presentation of Non-GAAP Financial Measures” below.

Full Year 2021 Financial Results

Net product sales increased by $5.6 million to $7.5 million for the year ended December 31, 2021, as compared to $1.9 million for the year ended December 31, 2020. This increase was due to higher UPNEEQ volumes sold in 2021, the first full year of sales following its commercial launch in September 2020, partially offset by the absence of Osmolex sales as the product was divested in January 2021.

Total revenues decreased by $10.3 million to $17.5 million in 2021, as compared to $27.8 million in 2021, primarily due to lower milestone revenue from Santen Pharmaceuticals, Ltd., and the absence of sales of Osmolex, which was divested in January 2021.

Royalty and licensing revenue decreased by $15.8 million in 2021 to $10.0 million, reflecting lower regulatory milestones received under the license agreement with Santen as compared $25.8 million received during the year ended December 31, 2020.

Total cost of goods sold increased $0.3 million to $3.6 million in 2021 as compared to $3.3 million in the year ended December 31, 2020, primarily driven by higher volumes of UPNEEQ sold and higher royalties incurred during 2021, partially offset by lower sample and regulatory costs for UPNEEQ, and the absence of product costs for Osmolex during 2021.

Selling, general and administrative expenses increased $14.7 million in 2021 to $87.5 million as compared to $72.8 million in the year ended December 31, 2020. The increase in selling, general and administrative expenses reflects the expansion of the salesforce and higher marketing expenses associated with the launch of UPNEEQ, costs incurred in connection with the issuance of new debt and equity in the fourth quarter of 2021, and costs associated with the divestiture of the legacy business, including an acceleration of share based compensation expense.

Research and development expenses decreased by $6.5 million in 2021 to $6.9 million as compared to $13.4 million in the year ended December 31, 2020, reflecting lower headcount, lower spending on arbaclofen ER, UPNEEQ and other R&D projects.

Impairment of intangible assets was $7.9 million and $28.9 million in 2021 and 2020, respectively, due to the write-down to fair value for arbaclofen ER, an indefinite-lived in-process research and development asset, due to delays in the anticipated launch of the product candidate.

The operating loss in 2021 includes a one-time gain of $5.6 million relating to the sale of the global rights to Osmolex in January 2021.

Total other non-operating activities were a source of net income of $0.2 million in 2021, largely reflecting a gain from the change in fair value of the Company’s warrant liability of $5.6 million in the fourth quarter of 2021, partially offset by a full year of interest expense and amortization of debt discount and a loss from the change in fair value of the Company’s debt in the fourth quarter of 2021.

Net loss from continuing operations in 2021 was $82.8 million, compared to net loss from continuing operations of $89.0 million in 2020.

Adjusted EBITDA loss in 2021 was $60.7 million, compared to Adjusted EBITDA loss of $42.5 million in 2020.

For a reconciliation of Adjusted EBITDA to net loss from continuing operations, the most comparable GAAP financial measure, please see the “RVL Pharmaceuticals plc GAAP to Non-GAAP Reconciliations” table at the end of this press release.

Liquidity

As of December 31, 2021, the Company had cash and cash equivalents of $40.4 million and total debt and financing obligations of aggregate principal amounts of $57.4 million, including $55.0 million of long-term debt which is reflected on our balance sheet at fair value of $43.2 million.

During the first quarter of 2022, the Company received an aggregate of $5 million from contingent milestone payments related to the legacy business divestiture. Additionally, pursuant to the UPNEEQ license amendment, the Company expects to receive $15.5 million in the second quarter of 2022.

Fourth Quarter 2022 UPNEEQ Net Sales Guidance

The Company expects net sales of UPNEEQ to range between $5.5 – 6.0 million in the first quarter of 2022 and reaffirms its guidance targeting net sales of UPNEEQ for the fourth quarter of 2022 of between $20 million and $25 million.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with GAAP throughout this press release, the Company has presented Adjusted EBITDA, which is a non-GAAP measurement. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted for (i) non-operating income or expense, and (ii) the impact of certain non-cash, nonrecurring or other items that are included in net loss from continuing operations and EBITDA that we do not consider indicative of our ongoing operating performance. In particular, our measurement of Adjusted EBITDA excludes the following from EBITDA: impairment of intangible assets and fixed assets, share based compensation expense, gains and losses on disposals of fixed assets, foreign currency translation, severance expenses gains and losses on the sale of product rights, changes in fair value of the Company’s debt and warrants recognized through earnings, legal and contractual settlements and litigation reserves, and transactional fees and expenses incurred.

We use Adjusted EBITDA for business planning purposes, in assessing our performance, and in measuring our performance relative to that of our competitors. We also believe that Adjusted EBITDA provides investors with useful information to understand our operating results and analyze financial and business trends on a period-to-period basis. Adjusted EBITDA has important limitations as an analytical tool, however, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. Our definition of Adjusted EBITDA may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. Adjusted EBITDA is reconciled from net income or loss from continuing operations, the most comparable GAAP financial measure in the attached table “RVL Pharmaceuticals plc GAAP to Non-GAAP Reconciliations” at the end of this press release.

Forward Looking Statements

This press release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, financial guidance, growth plan, strategies, trends and other events, particularly relating to sales of our product and the development, approval and introduction of new products, FDA and other regulatory applications, approvals and actions, the continuation of historical trends, and the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include the following: our dependence on UPNEEQ; our ability to successfully launch UPNEEQ into the medical aesthetics market; our ability to raise additional capital to continue our operations; our ability to successfully market and sell UPNEEQ; failures of or delays in clinical trials or other delays in obtaining regulatory approval or commencing product sales for new products; the impact of legal proceedings; our ability to service our substantial debt; the impact of competition from both other manufacturers or compounding pharmacies; any interruption at our pharmacy or at facilities operated by third parties that we rely on for our product; our ability to develop and maintain our sales capabilities; the impact of any litigation related to allegations of infringement of intellectual property; the impact of any changes in the extensive governmental regulation that we face; manufacturing or quality control issues that we may face; and other risks and uncertainties more fully described in the “Risk Factors” section of our Current Report on Form 8-K filed on September 8, 2021 and other filings that the Company makes with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Conference Call

As previously announced, RVL management will host its fourth quarter 2021 conference call as follows:

Date	Wednesday, March 30, 2022

Time	4:30 p.m. ET

Toll free (U.S.)	(866) 672-5029

International	(409) 217-8312

Webcast (live and replay)	www.rvlpharma.com, “Investors”

A replay of the conference call will be available for thirty days by dialing (855) 859-2056 or (404) 537-3406 and entering access code 4273945.

IMPORTANT SAFETY INFORMATION

INDICATION

UPNEEQ® (oxymetazoline hydrochloride ophthalmic solution), 0.1% is indicated for the treatment of acquired blepharoptosis in adults.

WARNINGS AND PRECAUTIONS

•	Ptosis may be associated with neurologic or orbital diseases such as stroke and/or cerebral aneurysm, Horner syndrome, myasthenia gravis, external ophthalmoplegia, orbital infection and orbital masses. Consideration should be given to these conditions in the presence of ptosis with decreased levator muscle function and/or other neurologic signs.

•	Alpha-adrenergic agonists as a class may impact blood pressure. Advise UPNEEQ patients with cardiovascular disease, orthostatic hypotension, and/or uncontrolled hypertension or hypotension to seek medical care if their condition worsens.

•	Use UPNEEQ with caution in patients with cerebral or coronary insufficiency or Sjögren’s syndrome. Advise patients to seek medical care if signs and symptoms of potentiation of vascular insufficiency develop.

•	UPNEEQ may increase the risk of angle closure glaucoma in patients with untreated narrow-angle glaucoma. Advise patients to seek immediate medical care if signs and symptoms of acute narrow-angle glaucoma develop.

•	Patients should not touch the tip of the single patient-use container to their eye or to any surface, in order to avoid eye injury or contamination of the solution.

ADVERSE REACTIONS

Adverse reactions that occurred in 1-5% of subjects treated with UPNEEQ were punctate keratitis, conjunctival hyperemia, dry eye, blurred vision, instillation site pain, eye irritation and headache.

DRUG INTERACTIONS

•	Alpha-adrenergic agonists, as a class, may impact blood pressure. Caution in using drugs such as betablockers, anti-hypertensives, and/or cardiac glycosides is advised. Caution should also be exercised in patients receiving alpha adrenergic receptor antagonists such as in the treatment of cardiovascular disease, or benign prostatic hypertrophy.

•	Caution is advised in patients taking monoamine oxidase inhibitors which can affect the metabolism and uptake of circulating amines.

About RVL Pharmaceuticals plc RVL Pharmaceuticals plc is a specialty pharmaceutical company focused on the commercialization and development of products that target markets with underserved patient populations in the ocular and medical aesthetics therapeutic areas. The Company is currently commercializing UPNEEQ® (oxymetazoline hydrochloride ophthalmic solution, 0.1%), for the treatment of acquired blepharoptosis, or low-lying eyelid, in adults. UPNEEQ is the first non-surgical treatment option approved by the FDA for acquired blepharoptosis.

Investor and Media Relations for RVL Pharmaceuticals plc

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

-Financial tables follow-

RVL Pharmaceuticals plc

Consolidated Balance Sheets

(in thousands)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$40,444	$114,053
Accounts receivable, net and other receivables	2,133	3,149
Inventories, net	838	1,831
Prepaid expenses and other current assets	12,901	12,592
Financial commitment asset	3,063	-
Assets held for sale	-	41,529
Total current assets	59,379	173,154
Property, plant and equipment, net	866	2,391
Operating lease assets	1,368	1,953
Indefinite-lived intangible assets	27,210	35,090
Goodwill	55,847	55,847
Other non-current assets	-	373
Assets held for sale	-	102,141
Total assets	$144,670	$370,949

Liabilities and Shareholders' Equity
Current liabilities:
Trade accounts payable	$3,777	$3,128
Accrued liabilities	13,077	16,951
Current portion of debt	2,409	-
Current portion of obligation under finance leases	5	20
Current portion of lease liability	839	1,199
Income taxes payable - current portion	1	2
Liabilities held for sale	-	34,484
Total current liabilities	20,108	55,784
Long-term debt ($43,800 and $0 measured at fair value and $55,000 and $221,400 of aggregate unpaid principal balance at December 31, 2021 and 2020, respectively)	43,800	219,525
Warrant liability	3,220	-
Long-term portion of lease liability	592	871
Income taxes payable - long term portion	66	-
Deferred taxes	151	345
Liabilities held for sale	-	568
Total liabilities	67,937	277,093
Commitments and contingencies

Shareholders' equity:
Ordinary shares	833	625
Additional paid in capital	591,730	548,070
Accumulated deficit	(517,530)	(452,610)
Accumulated other comprehensive income (loss)	1,700	(2,229)
Total shareholders' equity	76,733	93,856
Total liabilities and shareholders' equity	$144,670	$370,949

RVL Pharmaceuticals plc

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,		Three Months Ended December 31,
	2021	2020	2021	2020
Net product sales	$7,511	$1,942	$3,060	$944
Royalty and licensing revenue	9,990	25,820	(200)	191
Total revenues	17,501	27,762	2,860	1,135
Cost of goods sold	3,618	3,293	1,083	1,499
Gross profit	13,883	24,469	1,777	(364)
Selling, general and administrative expenses	87,463	72,824	23,694	18,796
Research and development expenses	6,930	13,387	1,141	4,123
Impairment of intangible assets	7,880	28,910	-	28,910
Total operating expenses	102,273	115,121	24,835	51,829
Operating loss before gain on sales of product rights, net	(88,390)	(90,652)	(23,058)	(52,193)
Gain on sales of product rights, net	5,636	-	-	-
Operating loss	(82,754)	(90,652)	(23,058)	(52,193)
Interest expense and amortization of debt discount	3,036	4,095	1,286	535
Change in fair value of debt and interest expense	982	-	982	-
Change in fair value of warrants	(5,571)	-	(5,571)	-
Other non-operating expense (income)	1,333	48	21	(198)
Total other non-operating (income) expense	(220)	4,143	(3,282)	337
Loss before income taxes	(82,534)	(94,795)	(19,776)	(52,530)
Income tax expense (benefit), continuing operations	315	(5,782)	(100)	(740)
Loss from continuing operations	(82,849)	(89,013)	(19,676)	(51,790)
Gain (loss) on sales of discontinued operations	4,062	-	(311)	-
Income (loss) from discontinued operations before income tax expense	13,570	10,508	(649)	(7,063)
Income tax expense (benefit), discontinued operations	(297)	1,084	(914)	(3,979)
Income (loss) from discontinued operations, net of tax	17,929	9,424	(46)	(3,084)
Net loss	$(64,920)	$(79,589)	$(19,722)	$(54,874)

(Loss) earnings per ordinary share:
Basic and diluted, continuing operations	$(1.23)	$(1.47)	$(0.24)	$(0.83)
Basic and diluted, discontinued operations	0.27	0.16	(0.00)	(0.05)
Basic and diluted	$(0.96)	$(1.31)	$(0.24)	$(0.88)
Weighted average ordinary shares outstanding:
Basic and diluted	67,354,336	60,652,999	80,874,401	62,663,913

RVL Pharmaceuticals plc

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(64,920)	$(79,589)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	8,175	21,026
Share compensation	7,594	4,925
Reclassification adjustment of cumulative foreign currency translation losses to earnings	2,229	-
Change in fair value of debt	(318)	-
Change in fair value of warrants	(5,571)	-
Impairment of intangible assets	7,880	72,183
Deferred income tax benefit	(194)	(1,156)
Loss on sale of fixed and leased assets	1,180	287
Gain on sale of product rights, net	(5,636)	-
Gain on sales of discontinued operations	(4,062)	-
Bad debt provision	-	6
Amortization of deferred financing and loan origination fees	1,606	1,269
Write off of deferred financing and loan origination fees	1,462	496
Financing fees recognized in earnings associated with debt and warrants	3,306	-
Change in operating assets and liabilities:
Accounts receivable, net and other receivables	7,108	17,496
Inventories, net	2,595	3,371
Prepaid expenses and other current assets	(6,198)	(3,209)
Trade accounts payable	(134)	(1,723)
Accrued and other current liabilities	(10,834)	(17,792)
Net cash provided by (used in) operating activities	(54,732)	17,590
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from product rights disposal	7,300	-
Proceeds from discontinued operations	110,845	-
Proceeds from sale of fixed and leased assets	90	50
Payments on disposal of leased assets	-	(214)
Purchase of property, plant and equipment	(1,782)	(2,920)
Net cash provided by (used in) investing activities	116,453	(3,084)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on finance lease obligations	(37)	(127)
Proceeds from insurance financing loan	3,317	-
Payments on insurance financing loan	(909)	-
Payments for taxes related to net share settlement of share-based awards	(783)	(749)
Proceeds from issuance of debt, net of issuance costs	51,795	-
Proceeds from issuance of ordinary shares and warrants, net of issuance costs	32,414	62,440
Proceeds from issuance of ordinary shares under ESPP	233	219
Debt repayments	(221,360)	(50,000)
Repurchases of ordinary shares	-	(8,101)
Net cash provided by (used in) financing activities	(135,330)	3,682
Net change in cash and cash equivalents	(73,609)	18,188
Cash and cash equivalents, beginning of period	114,053	95,865
Cash and cash equivalents, end of period	$40,444	$114,053

RVL Pharmaceuticals plc

GAAP to Non-GAAP Reconciliations

Adjusted EBITDA (Unaudited)

(in thousands)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Loss from continuing operations	$(82,849)	$(89,013)	$(19,676)	$(51,790)
Interest expense and amortization of debt discount	3,036	4,095	1,286	535
Income tax expense (benefit)	315	(5,782)	(100)	(740)
Depreciation and amortization expense	1,593	3,495	108	831

EBITDA	(77,905)	(87,205)	(18,382)	(51,164)

Impairment of intangible assets	7,880	28,910	-	28,910
Share compensation expense	6,841	4,450	962	1,199
FX Translation	1,568	260	2,387	72
Severance expenses	4,902	3,026	246	677
Legal settlements and expenses	1,372	4,200	760	1,935
Change in fair value of debt and interest expense	982	-	982	-
Change in fair value of warrants	(5,571)	-	(5,571)	-
Debt financing and extinguishment costs	3,306	-	3,306	-
Gain on sales of product rights, net	(5,636)	-	-	-
Asset disposal charge	1,245	-	-	-
License related milestone and transaction costs	-	3,296	-	-
Other	273	553	77	323

Adjusted EBITDA	$(60,743)	$(42,510)	$(15,233)	$(18,048)